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                                                                   Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

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
                                                         YEAR ENDED DECEMBER 31,                 Three Months
                                                                                                  March 31,
EXCLUDING INTEREST ON DEPOSITS:                    1999      1998     1997     1996     1995     2000      1999
                                                  ------    ------   ------   ------   ------   -------   ------

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                      13,894   15,849   14,911   12,362   13,488    3,919    3,555
     INTEREST FACTOR IN RENT EXPENSE                  262      394      301      282      275       55       79
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        14,156   16,243   15,212   12,644   13,763    3,974    3,634
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   15,948    9,269   10,750   11,087    8,914    5,656    3,972
     OTHER                                           --       --       --          1     --       --       --
     FIXED CHARGES                                 14,156   16,243   15,212   12,644   13,763    3,974    3,634
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               30,104   25,512   25,962   23,732   22,677    9,630    7,606
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  2.13     1.57     1.71     1.88     1.65     2.42     2.09
                                                   ======   ======   ======   ======   ======   ======   ======


INCLUDING INTEREST ON DEPOSITS:
FIXED CHARGES:

     INTEREST EXPENSE                              24,768   27,495   24,524   21,336   22,390    6,724    6,451
     INTEREST FACTOR IN RENT EXPENSE                  262      394      301      282      275       55       79
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        25,030   27,889   24,825   21,618   22,665    6,779    6,530
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:

     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   15,948    9,269   10,750   11,087    8,914    5,656    3,972
     OTHER                                           --       --       --          1     --       --       --
     FIXED CHARGES                                 25,030   27,889   24,825   21,618   22,665    6,779    6,530
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               40,978   37,158   35,575   32,706   31,579   12,435   10,502
                                                   ======   ======   ======   ======   ======   ======   ======


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                 1.64      1.33     1.43     1.51     1.39     1.83     1.61
                                                   ======   =======   =====   ======   ======   ======   ======
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